Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 dated February 17, 2009 pertaining to the WNS (Holdings) Limited Amended and Restated 2006 Incentive Award Plan of WNS (Holdings) Limited of our reports dated July 29, 2008, with respect to the consolidated financial statements of WNS (Holdings) Limited included in its annual report on Form 20-F for the year ended March 31, 2008, and the effectiveness of internal control over financial reporting of WNS (Holdings) Limited as filed with the Securities and Exchange Commission.

Mumbai, India	Ernst & Young
February 17, 2009